Filed pursuant to Rule 433

Registration No. 333-150283

Exchange-Traded Crude Oil: Alternative Vehicles
Vehicle	Attributes
	Credit & Counterparty Risks	Pricing & Performance	Income & Distributions	Roll Maintenance & Costs	Tax & Other Considerations
MacroShares Examples: • UOY (bullish) • DOY (bearish)	• None • 100% collateralized by short-term U.S. Treasuries, overnight government repurchase agreements, and cash

•

Underlying value accurately tracks benchmark performance; unlike ETFs and ETNs, market prices reflect expectations of benchmark performance beyond the near-term

•

Structural leverage

•

Inverse exposure

•

Even in volatile markets and over long-term holding periods, the underlying value of MacroShares that possess structural leverage will be consistent with expected levered benchmark performance

			• Automatic quarterly income distributions to investors when trust income exceeds trust expenses • When paid, income from MacroShares supplements capital return	• The trusts do not hold futures, swaps, or OTC derivatives from counterparts underlying securities - so roll costs (and maintenance) are eliminated

•

Long term capital gains realized for Ups and Downs when held for beyond one year

•

Income derived from U.S. Treasury securities held by the trust are exempt from state and local income taxes

•

Exchange-traded, fully-collateralized paired trusts with clear tax opinions

•

All trust collateral purchased is held to maturity to avoid capital gains

Futures	• Clearinghouse exposure	• One can lose more than the original investment; margin requirements change as market changes. Future expectations are focused on the next three contracts (months)	• Price return only	• Requires active (monthly) management by the investor; sharp price movements around roll; transaction costs expensive in contango markets	• Physical delivery requirements apply without an offsetting position • 60% long-term, 40% short-term cap gains regardless of holding period • Unrealized, year-end gains subject to tax liabilities
ETFs Examples: • USO • USL	• Investors may bear indirect counterparty risk exposure when the ETF manager uses swaps, OTC derivatives and structured notes to replicate index returns

•

Market prices follow current levels of underlying benchmark (generally front-month future), not expected future value

•

Structural leverage

•

No inverse exposure

•

ETFs that incorporate structural leverage tend to track daily or monthly performance only; in volatile markets, this results in returns that are markedly different from investor expectations over intermediate and long-term holding periods

			• No distributions to investors; income typically reinvested	• Requires active (monthly) management by the fund sponsor; sharp price movements around roll; transaction costs expensive in contango markets	• Since holdings are futures, same tax considerations as futures (all creations and redemptions have 60/40 treatment)
ETNs Examples: • OLO (bullish) • DXO (bullish) • OIL (bullish) • SZO (bearish) • DTO (bearish)	• Investors bear direct credit exposure, as ETNs are an unsecured debt obligation of the issuer • Swaps, OTC derivatives and structured notes may be used to replicate index returns

•

Market prices follow current levels of underlying benchmark (generally front-month future), not expected future value.  Market prices severely impacted by unexpected changes in issuer creditworthiness

•

Structural leverage

•

Inverse exposure

•

ETNs that incorporate structural leverage tend to track daily performance only; in volatile markets, this result in returns that are markedly different from investor expectations over intermediate and long-term holding periods

			• Discretionary	• No maintenance, but issuer hedging costs can be incurred at monthly roll in contango market, reducing NAV • Issuer credit risk premium not reflected in returns	• Uncertain tax status; issuers indicate that returns "should" be treated as capital gains

Read the prospectus carefully before investing. Please call 1-888-Macros1 x300 (1-888-622-7671 x300) or visit www.MacroShares.com for more information.
version 1.0

How MacroShares Work
MacroShares are issued in pairs: When MacroShares $100 Oil Up are created, an equal number of MacroShares $100 Oil Down are also created.

MacroShares funds are invested in short-term Treasury Bills, overnight repurchase agreements secured by Treasuries and cash.

$100 Oil Up funds are invested in the “$100 Oil Up Trust”.

$100 Oil Down investor funds are invested in a separate “$100 Oil Down Trust”.  These trusts enter into a settlement contract: a binding agreement to pledge assets to one another over time, according to a predetermined formula that is driven by changes in the Reference Index.

The Underlying Value (UV) of MacroShares changes according to the dollar price movement in the NYMEX front-month light sweet crude oil futures contract (crude oil).  When the dollar price of crude oil increases, the UV of MacroShares $100 Oil Up increases (and vice-versa). The market price of MacroShares typically diverges from their UV. This is normal, and reflects a variety of market factors - including investor expectations regarding the future path of home prices over the remaining term of the security.

The depositor of the MacroShares $100 Oil Up and Down Trusts, Macro Securities Depositor, LLC (”MSD”), is owned by MacroMarkets LLC which acts as the administrator and whose subsidiary, Macro Financial LLC (”MF”), acts as the market-ing agent for the trust. MSD, a Delaware limited liability company which is acting as the depositor for the trust, has filed a registration statement (including a prospectus) with the SEC for the offering to which this information relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the trusts and the offering. MF, MSD, any underwriter or any dealer participating in the offering can arrange to send you the prospectus upon request, or you may retrieve these documents at no charge by visiting EDGAR on the SEC web site (www.sec.gov). Investors should carefully read the prospec-tus, and carefully consider the investment objectives and policies, risk considerations, charges and ongoing expenses of the Up and Down Trusts before investing or sending money. The prospectus contains this and other information relevant to an investment in MacroShares. MacroMarkets LLC conducts all of its securities transactions through its subsidiary, MacroFinancial LLC, member FINRA. If you have any questions or have any difficulty accessing a prospectus, please contact your securities representative or:

	Macro Financial, LLC	Macro Securities Depositor, LLC
	14 Main Street, Suite 100, Madison, NJ 07940	1-888-Macros1 x300 (888-622-7671 x300)
Read the prospectus carefully before investing. Please call 1-888-Macros1 x300 (1-888-622-7671 x300) or visit www.MacroShares.com for more information.
version 1.0